SUNGLASS HUT INTERNATIONAL, INC.

                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003

                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED OCTOBER 4, 1996)

           Unless otherwise provided, terms used in the Prospectus, dated October 4, 1996 (the "Prospectus"), of Sunglass Hut International, Inc., will have the same meaning when used in this Prospectus Supplement. The Prospectus immediately follows this Prospectus Supplement.

                  INSTRUCTIONS FOR OBTAINING UNRESTRICTED NOTES

           Purchasers who acquire Notes pursuant to the registration statement to which the Prospectus is a part and who desire to obtain Unrestricted Notes may do so by completing the steps set forth in the Prospectus under the caption "Plan of Distribution," provided, however, that THE PURCHASER'S CERTIFICATE INCLUDED AS EXHIBIT A TO THIS PROSPECTUS SUPPLEMENT MUST BE USED INSTEAD OF THE ONE INCLUDED IN THE PROSPECTUS.

                          NOTE SELLING SECURITY HOLDERS

           The following table sets forth certain information with respect to the beneficial holders of the Notes as of December 3, 1997.

                                                                                                           PRINCIPAL AMOUNT
                                                                                                           ----------------
                                                          PRINCIPAL AMOUNT         PRINCIPAL AMOUNT          OF NOTES TO BE
                                                          ----------------         ----------------          --------------
                                                              OF NOTES             OF NOTES TO BE           OWNED AFTER THE
                                                              --------             --------------           ---------------
NAME OF NOTE SELLING SECURITYHOLDERS(1)                  BENEFICIALLY OWNED        OFFERED FOR SALE             OFFERING
---------------------------------------                  ------------------        ----------------             --------
Fidelity Fixed-Income Trust:
       Spartan High Income Fund                             $ 20,520,000             $ 20,520,000               $   0
Fidelity Global Yield Trust                                    1,910,000                1,910,000                   0
Fidelity Management Trust Company                             10,830,000               10,830,000                   0
Fidelity World Global High Income Fund                           140,000                  140,000                   0
Foundation Account No.1, Oaktree Capital Management
        L.L.C.                                                   480,000                  480,000
J.P. Morgan Securities, Inc.                                   1,310,000                1,310,000                   0
Lazard Freres & Co., L.L.C.                                   10,795,000               10,795,000                   0
LLC Account No.1, Oaktree Capital Management L.L.C.              220,000                  220,000
Loomis, Sayles & Co., L.P. Investment Advisor                 27,295,000               27,295,000                   0
Maxxum American Equity Fund                                      229,000                  229,000                   0
Morgan Stanley & Co, Inc.(3)                                   1,350,000                1,350,000                   0
Paloma Securities, L.L.C.                                      6,425,000                6,425,000                   0
Prudential's Balanced Fund                                     7,566,000                7,566,000                   0
Prudential's Gibralter Fund                                    4,595,000                4,595,000                   0
Smith Barney Inc.(2)                                             975,000                  975,000                   0
Winchester Convertible Plus Ltd., Oaktree Capital
        Management L.L.C.                                        500,000                  500,000                   0
                                                            ------------             ------------               -----
                                                            $ 95,140,000             $ 95,140,000               $   0
                                                            ============             ============               =====

_________________

(1) Except as stated herein, none of the Note Selling Securityholders has any material relationship with the Company.

(2) Smith Barney Inc. has from time to time provided investment banking services to the Company. Smith Barney, Inc. was an initial purchaser of the Notes.

(3) Morgan Stanley & Co, Inc. has from time to time provided investment banking services to the Company. Morgan Stanley & Co, Inc. was an initial purchaser of the Notes.


                         ------------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 3, 1997

                         ------------------------------

                          Supplement Page 1 of 1 Pages

                                                             EXHIBIT A TO
                                                        PROSPECTUS SUPPLEMENT
                                                          (DECEMBER 3, 1997)

                             PURCHASER'S CERTIFICATE

                        SUNGLASS HUT INTERNATIONAL, INC.

                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003

         This Purchaser's Certificate is delivered to Sunglass Hut International, Inc. (the "Company") in connection with that certain registration statement registering the resale of Sunglass Hut International, Inc.'s 5 1/4% Convertible Subordinated Notes Due 2003 (the "Notes"). In order to obtain Unrestricted Notes (as defined in the Prospectus) this certificate must be completed in full and telecopied or otherwise delivered to Jennifer Weeks, Sunglass Hut International, Inc., 255 Alhambra Circle, Coral Gables, Florida 33134; Telecopy (305) 461-6332; Telephone (305) 461-6100 immediately after the purchase of such Notes.

         1.  NAME OF SELLER; AND DTC PARTICIPANT NUMBER


             -------------------------------------------------------------------

         2.  SIGNATURE OF SELLER

         The undersigned hereby confirms that on ___________________, 1997, it sold ________________ principal amount of the Notes to the person named below in paragraph three.

                                     Signature:________________________________

Dated:___________________, 1997      Print Name: ______________________________

                                     Title:____________________________________


         3.  NAME OF PURCHASER;  AND DTC PARTICIPANT NUMBER


             -------------------------------------------------------------------

         4.  SIGNATURE OF PURCHASER

         THE UNDERSIGNED HEREBY CONFIRMS THAT IT RECEIVED A COPY OF THE PROSPECTUS DATED OCTOBER 4, 1996 (THE "PROSPECTUS") AND THE PROSPECTUS SUPPLEMENT DATED DECEMBER 3, 1997 ATTACHED THERETO RELATING TO THE SALE OF THE NOTES BY THE SELLER IDENTIFIED HEREIN (THE "SUPPLEMENTAL PROSPECTUS") AT THE TIME OF THE SALE OF THE NOTES TO THE UNDERSIGNED. THE UNDERSIGNED HEREBY PURCHASED $________________ PRINCIPAL AMOUNT OF THE NOTES FROM THE SELLER PURSUANT TO THE PROSPECTUS AND HEREBY REQUESTS THAT, IN RELIANCE ON THE REPRESENTATIONS MADE BY THE PARTIES HERETO, THE COMPANY DELIVER TO THE UNDERSIGNED UNRESTRICTED NOTES REPRESENTED BY CUSIP NO. 86736F AC 0 IN EXCHANGE FOR THE SAME PRINCIPAL AMOUNT OF RESTRICTED NOTES.

                                     Signature:________________________________

Dated:___________________, 1997      Print Name: ______________________________

                                     Title:____________________________________